Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Franklin Covey Co.:

We consent to the use of our reports dated November 23, 2005, with respect to the consolidated balance sheets of Franklin Covey Co. as of August 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2005 and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports dated November 23, 2005, indicate that the consolidated financial statements as of August 31, 2004 and for each of the years ended August 31, 2004 and 2003 have been restated.

/s/ KPMG LLP

Salt Lake City, Utah
February 2, 2006